Exhibit 10.3
PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS
     This Purchase Agreement and Escrow Instructions (this “Agreement”) is entered into as of October 30, 2007, between Neurocrine Biosciences, Inc., a Delaware corporation (“NBI”), and Science Park Center, LLC, a Delaware limited liability company (jointly and severally, “Seller”), on the one hand, and Veralliance Properties, Inc., a California corporation (“Buyer”), on the other, who agree and, to the extent applicable instruct Escrow Holder, as follows:
     1. Purchase and Sale. In accordance with and subject to this Agreement, Seller shall sell the Property to Buyer, and Buyer shall purchase the Property from Seller. For purposes of this Agreement, the following terms have the following meanings:
“Broker” means Phase III Properties (Neil Fox & Mike Gerrity). The parties acknowledge, agree and consent to the Broker’s dual representation of both Buyer and Seller. If and when the Close of Escrow occurs in accordance with this Agreement, Buyer shall pay the Broker a commission in the amount of 0.45% of the Purchase Price as compensation in full. In no event shall Seller be liable to pay a commission or any other fees or charges to Broker.
“Closing Date” means November 30, 2007 (or such earlier date as may be mutually agreed upon by Seller and Buyer).
“Deposit” means $1.5 million, plus all interest accrued on the funds, and is due within two business days after Escrow opens.
“Escrow Holder” and “Title Company” means First American Title Insurance Company.
“Existing Loan” means the loan made by Morgan Stanley Mortgage Capital Inc., a New York corporation (the “Existing Lender”) (as successor-in-interest to Teachers Insurance and Annuity Association of America), in the original principal amount of $49.5 million (the “Existing Loan”), which is secured by a deed of trust on Parcel #1 dated as of October 25, 2004 (the “Existing Trust Deed”), and recorded in the real property records of the county in which the Real Property is located (the “Official Records”). The Existing Loan is evidenced, guaranteed, or secured by the Existing Trust Deed, a Promissory Note, and various other documents (each as amended and modified to date, the “Existing Loan Documents”). If the Prepayment Charges (defined below) are reduced to an amount equal to or less than $1.8 million, Buyer may not assume the Existing Loan and must pay the Prepayment Charges as part of the Purchase Price. Otherwise, Buyer shall assume, on the Close of Escrow, all obligations under the Existing Loan, in accordance with documents acceptable to Buyer and the holder of the Existing Loan, which documents shall release Seller of all further liability under the Existing Loan and the Existing Loan Documents (the “Assumption Documents”). If Buyer assumes the Existing Loan, then Buyer shall pay all fees and costs, including all assumption fees required by the holder of the Existing Loan, in connection with the assumption of the Existing Loan by Buyer (collectively, the “Assumption Costs”). At Buyer’s request, Seller shall use commercially reasonable good faith efforts to facilitate Buyer’s assumption of the Existing Loan. So long as Buyer is diligently pursuing the assumption of the Existing Loan, the Closing Date will be extended as necessary to facilitate such assumption, but to no later than December 10, 2007.
“Investigation Period” means the period beginning on the opening of Escrow and expiring on November 26, 2007.
“NBI Lease” means a lease to become effective on the Close of Escrow with the terms and conditions summarized in the attached Exhibit A, between NBI, as tenant, and Buyer’s designee who acquires Parcel 1 at the Close of Escrow, as landlord. Seller shall provide Buyer a proposed form of the NBI Lease incorporating the terms of Exhibit A (and with customary office lease provisions) within two business days after the opening of escrow and Buyer and Seller shall thereafter diligently and in good faith agree on the form of the NBI Lease before expiration of the Investigation Period.
“Prepayment Charges” means the yield maintenance charges and such other prepayment fees and costs charged for prepayment of the Existing Loan in full at the Close of Escrow if Buyer does not assume the Existing Loan.
“Property” means: the real estate in the City and County of San Diego, California, commonly known as 12790 El Camino Real, on which is located a 78,693 square foot, three story office building and single level cafeteria, and 12780 El Camino Real, on which is located a 128,722 square foot, three story lab/R&D building (collectively, “Parcel #1), and vacant land of approximately 4.27 acres, with entitlements for a three story office building of 92,585 square feet (“Parcels #2 and #3”), all of which parcels are more particularly described on the attached Exhibit B (Parcels #1, #2 and #3 are collectively the “Land”), along with all improvements now or later constructed in, on or under the Land (the “Improvements”), all of Seller’s interest in all easements, licenses, and other interests appurtenant to the Land, and all personal property related to the Land and Improvements described on the attached Exhibit C (or the schedule attached to such exhibit). The Property will not include the personal property of NBI that is not described on the attached Exhibit C. The Property also will not include any of Seller’s interest in leases or rental agreements (all of which Seller shall terminate as of the Close of Escrow) or any property management agreements, none of which may bind the Property after the Close of Escrow. Buyer acknowledges that the Property is currently subject to certain service contracts (the “Service Contracts”) which will be assigned and transferred to Buyer and assumed by Buyer as described in and pursuant to the provisions of Exhibit C; provided, however, any Service Contracts not desired to be assumed by Buyer (the “Terminable Contracts”) shall be terminated by Seller prior to the Close of Escrow provided Buyer gives Seller written notice of such election at least 30 days prior to the Close of Escrow. Notwithstanding anything to the contrary, Buyer shall assume the Thyssen-Krupp elevator service contract and the York chillers service contract.
“Purchase Price” means $108 million, plus either (a) the Prepayment Charges which Buyer shall pay to Seller, or (b) the Assumption Costs, which Buyer shall pay to Existing Lender, as applicable. The Deposit and, if Buyer assumes the Existing Loan in full at the Close of Escrow, the outstanding balance of the Existing Loan will be credited towards the Purchase Price.
     2. Escrow Opening and Closing.
          2.1. Escrow. Within two business days after Buyer and Seller’s mutual execution of this Agreement, Seller shall cause an escrow (“Escrow”) to be opened with Escrow Holder for the purpose of facilitating the consummation of this Agreement. The provisions of this Agreement constitute instructions to Escrow Holder; provided, however, Buyer and Seller also shall execute any additional mutual instructions Escrow Holder may require, consistent with this Agreement. Any inconsistency between any such further mutual instructions and this Agreement must be resolved in a manner consistent with this Agreement and the provisions of this Agreement prevail unless Buyer and Seller expressly waive the inconsistent provision in a writing specifically referring to the fact of the inconsistency and the intent to waive it.
          2.2. Closing Date. Escrow Holder shall cause the Close of Escrow on the Closing Date in accordance with Article 6 below. If, for any reason other than Buyer’s or Seller’s default, the Close of Escrow does not occur on the Closing Date, then Buyer or Seller may cancel Escrow by written notice to Escrow Holder and to the other party, at which point Escrow and the subject transaction and this Agreement become terminated, except for the obligations to (i) pay any escrow cancellation and title charges, (ii) indemnify in the manner provided for in this Agreement, and (iii) to maintain confidentiality as provided by this Agreement. All monies and documents in Escrow Holder’s possession must be distributed by Escrow Holder in accordance with the provisions of this Agreement and such additional mutual instructions as the parties may mutually agree upon. The parties shall immediately thereafter sign such instructions and other instruments as may be necessary to effect the cancellation of this Escrow, and each party shall pay half of the escrow cancellation and title charges. BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT TIME IS OF THE ESSENCE TO THIS PROVISION AND THAT THE TIME DEADLINE SET FORTH IN THIS SECTION 2.2 FOR THE CLOSING DATE AND STRICT COMPLIANCE THEREWITH CONSTITUTE A MATERIAL PART OF THE CONSIDERATION TO SELLER AND BUYER FOR THIS AGREEMENT.
     3. Conditions Precedent.
          3.1. Conditions Precedent Benefiting Buyer. Buyer’s obligations under this Agreement are subject to the satisfaction of, or Buyer’s waiver or approval of, the following conditions precedent (collectively, “Buyer’s Conditions”) on or before the expiration of the applicable contingency period provided for below (collectively, the “Contingency Periods”).
               (a) Due Diligence Investigation. Buyer has the Investigation Period within which to approve of the physical, developmental, and economic status and feasibility of the Property. The matters subject to Buyer’s approval include engineering studies, soils tests, environmental surveys, entitlements, physical inspections, and interviews of providers and on-site employees/agents. Buyer acknowledges that Seller has furnished to Buyer the items listed on the attached Exhibit D (the “Due Diligence Documents”). Buyer hereby acknowledges that Seller has not made and does not make any representation or warranty regarding the truth, accuracy or completeness of such third party documents or the sources thereof. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of such third party documents and is providing such third party documents solely as an accommodation to Buyer for informational purposes only.
               To further facilitate Buyer’s investigation and analysis of the Property, Seller grants Buyer the right to enter all parts of the Property (through Buyer’s agents, employees, and independent contractors), during normal business hours after reasonable notice, to conduct such inspections, reviews, examinations, interviews, and tests on the Property as Buyer deems necessary or desirable to investigate the physical condition or economic status of the Property (but Buyer may not unreasonably disrupt the operation of NBI’s business). The inspections, reviews, examinations, and tests must be conducted at Buyer’s sole cost and the results thereof are the property of Buyer. Buyer shall, at Buyer’s sole cost, promptly repair any physical damage resulting from its activities on the Property. Buyer shall indemnify Seller from all claims, costs, liens, actions and judgments resulting directly from Buyer’s investigation under this paragraph caused by Buyer; provided, however, Buyer will not have any liability on account of any loss or liability resulting from Buyer’s or any of its employee’s, agent’s or independent contractor’s mere discovery or disclosure of any matter or condition affecting any aspect of the Property. This indemnification shall survive the Close of Escrow or earlier termination of this Agreement. Buyer may not conduct intrusive physical testing at the Property without Seller’s prior consent (which may not unreasonably be withheld or delayed). Seller shall use commercially reasonable efforts to provide Buyer, as soon as possible during the Investigation Period, an estoppel from the owner’s association or Declarant, if applicable, with respect to CC&Rs governing the Property, in form and substance reasonably prescribed by Buyer, indicating the amount of regular and special assessments, the association’s contemplation of any new assessments or changes to the existing assessments, confirmation that all dues and assessments are paid current, and indicating any violations or potential violations of the CC&Rs by Seller or the Property.
               If Buyer determines, in Buyer’s sole discretion, that it is feasible for Buyer to purchase the Property, Buyer shall deliver to Seller written notice waiving or approving of this due diligence condition (the “Approval Notice”) on or before the expiration of the Investigation Period. If Buyer delivers fails to deliver the Approval Notice to Seller before the expiration of the Investigation Period, then this Agreement shall terminate, Escrow Holder shall return the Deposit to Buyer (less 1/2 of the escrow and title cancellation charges), and Seller and Buyer shall be released from all obligations under this Agreement, except for the obligations to (a) pay 1/2 of the escrow and title cancellation charges, (b) indemnify as expressly set forth in this Agreement to survive such termination, and (c) maintain confidentiality as required under this Agreement. Immediately after the expiration of the Investigation Period, provided that Buyer has delivered a Approval Notice to Seller, the Deposit shall become nonrefundable liquidated damages in the event of Buyer’s breach as specifically provided in Article 9 below.
               (b) Title. Promptly after the mutual execution of this Agreement, Buyer shall obtain at its sole cost (and Seller shall facilitate) a preliminary report for the Property issued after the date of this Agreement by Title Company, along with legible copies of all documents referenced therein (the “Title Report”) and an update and recertification of the Existing Survey. Buyer has until the fifth day before expiration of the Investigation Period (the “Title Review Deadline”) to approve or disapprove the status of title to the Property. If Buyer disapproves of any of the exceptions to title identified in the Title Report or on any survey (“Disapproved Title Exception”) and evidences its disapproval by giving written notice of such disapproval to Seller on or before the Title Review Deadline, then Seller shall have until the third business day after receipt of Buyer’s notice of Disapproved Title Exceptions to notify Buyer and Escrow Holder as to any of the Disapproved Title Exceptions that Seller elects (in its sole and absolute discretion) to cure, or cause to be eliminated from the Title Policy, on or before the Close of Escrow. In the event Seller fails to deliver such notice to Buyer and Escrow Holder, then Seller shall be deemed to have elected to not cure or cause to be eliminated from the Title Policy all of the Disapproved Title Exceptions. “Uncured Title Objections” means any Disapproved Title Exceptions with respect to which Seller does not elect (or is deemed to have not elected) to cure, or cause to be eliminated, on or before the Close of Escrow. If, as of the expiration of the Investigation Period, there remain any Uncured Title Objections, then Buyer shall, before the expiration of the Investigation Period, notify Seller and Escrow Holder of Buyer’s election (in its sole and absolute discretion to either (A) waive any such Uncured Title Objection and proceed to the Close of Escrow, or (B) terminate this Agreement, in which event the Deposit shall be returned to Buyer (less 1/2 of any escrow and title charges), and Seller and Buyer shall be released from all obligations under this Agreement and neither Seller nor Buyer shall have any rights under this Agreement, except for the obligations to (i) pay any escrow cancellation and title charges, (ii) indemnify as expressly set forth in this Agreement to survive such termination, and (iii) maintain confidentiality as required under this Agreement. If Buyer fails to timely make the election under clause (A) or (B), then Buyer shall be deemed to have elected to terminate this Agreement in accordance with the preceding clause (B). Any Uncured Title Objections which Buyer waives under clause (A) above shall be deemed to be approved by Buyer as a permitted exception on the Title Policy. Notwithstanding the foregoing, Seller shall eliminate, before the Close of Escrow, all of the following (except for those unknown to Seller as of the date of this Agreement that were not caused or permitted by Seller or its agents and except for the lien of the Existing Loan if Buyer assumes the Existing Loan in accordance with this Agreement): monetary encumbrances, notices of pending actions, mechanic’s and design professional liens, all special assessments, all taxes and regular assessments due or payable before the Close of Escrow (including any assessments that may be paid in full before the Close of Escrow), and possessory rights of others (other than NBI under the NBI Lease), and Buyer need not specifically disapprove of the foregoing because they are deemed “Disapproved Title Exceptions” that are not Uncured Title Objections.
               Before the Close of Escrow, Title Company must be unconditionally committed to issue Buyer, as of the Close of Escrow, a 2006 ALTA Extended Coverage Owner’s Policy of Title Insurance, insuring Buyer in the amount of the Purchase Price that title to the Real Property is vested in Buyer on the Close of Escrow, subject only to those exceptions to title described in the Title Report other than the Disapproved Title Exceptions (except for the Uncured Title Objections to the extent deemed approved by Buyer in the preceding paragraph), and to any items caused or permitted to be placed of record by Buyer as of the Close of Escrow, and, unless Buyer provides the Title Company with an ALTA survey of the Real

Property acceptable to the Title Company, a general exception for matters that would be revealed by a current survey of the Real Property(the “Title Policy”).
               (c) No Breach, Adverse Actions or Changes. The representations and warranties of Seller contained in this Agreement must have been accurate and complete in all respects when made, and be accurate and complete in all respects as of the Closing Date and Seller must have performed all of its obligations under this Agreement. As of the Closing Date, there may not then be pending or threatened, any material litigation, administrative proceeding, investigation or other form of governmental enforcement, executive or legislative proceeding in any way related to, directed at or otherwise affecting the use, operation or occupancy of any portion of the Property. If Buyer elects to assume the Existing Loan, the holder of the Existing Loan must have executed the applicable Assumption Documents.
               (d) Release from Contracts. Seller shall have provided Buyer with copies of the termination notices sent by Seller to terminate the Terminable Contracts.
               Any one or more of the foregoing Buyer’s Conditions may be waived by Buyer on or before the Closing Date, but no such waiver is effective unless specifically contained in a written instrument executed by Buyer and delivered to Seller or Escrow Holder. No waiver may be implied from any act or omission of Buyer nor may a waiver of any one item constitute a waiver of any other item.
          3.2. Condition’s Precedent Benefiting Seller. Seller’s obligations under this Agreement are subject to the satisfaction of, or Seller’s written waiver or approval of, the following condition precedent: Buyer shall have duly performed each and every undertaking and agreement to be performed by Buyer under this Agreement, including without limitation delivering to Escrow Holder the documents and funds described in this Agreement.
          3.3 Failure of Conditions Precedent. If any condition precedent set forth in this Article 3 is neither satisfied nor waived by the Closing Date, then the party benefited by such condition may terminate the Escrow and this Agreement by giving a written notice of termination to the other party and to Escrow Holder specifying the condition that has not been satisfied. Upon any such termination, any non-defaulting party shall be released from all obligations under this Agreement except for obligations to (a) pay any escrow cancellation and title charges, (ii) indemnify in the manner expressly provided for in this Agreement, and (iii) maintain confidentiality as required under this Agreement. If any condition precedent set forth in Section 3.1 is neither satisfied nor waived by the Closing Date, and provided the failure of such condition precedent is due to no breach of this Agreement by Buyer, then the Deposit shall be returned to Buyer less 1/2 of any escrow cancellation and title charges.
     4. Buyer’s Closing Deliveries. On or before the Closing Date, Buyer shall deliver to Escrow Holder (a) funds in the amount required of Buyer under this Agreement; (b) the NBI Lease executed by Buyer’s Designee who is acquiring Parcel #1 at the Close of Escrow; (c) if Buyer elects to assume the Existing Loan, the Assumption Documents executed by Buyer and the holder of the Existing Loan, and (d) any documents reasonably required by Title Company or Escrow Holder to consummate the subject transaction.
     5. Seller’s Closing Deliveries. Seller shall deliver the following to Escrow Holder before the Closing Date: (a) a grant deed duly executed and acknowledged by Seller substantially in the form of the attached Exhibit E, conveying fee simple title to the Real Property to Buyer, but with the transfer tax separately stated (the “Deed”); (b) the NBI Lease executed by NBI and an Assignment and Bill of Sale executed by Seller and substantially in the form of the attached Exhibit C; (c) a customary affidavit duly executed and acknowledged by Seller, certifying under penalty of perjury Seller’s United States taxpayer identification number and that Seller is not a foreign person, in accordance with Section 1445 of the Internal Revenue Code of 1986, as amended (the Foreign Investment in Real Property Tax Act) and such California FTB forms and other customary evidence that Seller is not subject to any tax withholding requirements in connection with the transaction contemplated by this Agreement, all in a form and of a substance satisfactory to Seller; (d) an IRS Form W-9 to comply with Section 6045(e) of the Internal Revenue Code; and (e) if Buyer elects to assume the Existing Loan, the Assumption Documents executed by Seller; and (f) all assignments, reconveyances, and other documents and instruments, as reasonably requested by Buyer, that may be necessary or appropriate for Seller to comply with its obligations under this Agreement and to effect the transactions contemplated by this Agreement (in form reasonably acceptable to Seller) and all other documents reasonably required by Title Company or Escrow Holder in order to consummate the subject transaction.
     6. Closing Escrow. Buyer and Seller shall reasonably cooperate to produce at least one business day prior to the Closing Date, a schedule of prorations in accordance with the provisions of this Agreement which is as complete and accurate as is then reasonably possible. All prorations which can be so reasonably estimated shall be made through the Close of Escrow. All other prorations and any adjustments to such schedule shall be made by Buyer and Seller within thirty (30) days following the Close of Escrow or such later time as may be reasonably required, in the exercise of due diligence to obtain the necessary information. Any net credit due one party from the other as the result of such post-Close of Escrow prorations and adjustments shall be paid to the other in cash immediately upon the parties’ written agreement to a final schedule of post-Close of Escrow adjustments and prorations. On the Closing Date, provided all conditions to the Close of Escrow have been satisfied (or waived by the party to this Agreement who benefits from such condition), and that Escrow Holder is prepared to perform all of the following, Escrow Holder shall promptly perform all of the following (the “Close of Escrow”): (a) cause the Deed to be recorded with the Official Records of San Diego County, California; (b) pay the costs and apply the prorations in accordance with Articles 7 and 8 below; (c) cause the Title Policy to be issued and delivered to Buyer; and (d) disburse to Seller (after making appropriate adjustments for costs and prorations as provided in this Agreement), all funds deposited with Escrow Holder by Buyer in payment of the Purchase Price and disburse to Buyer all of the other deliveries of Seller made pursuant to Article 5 above. On the Close of Escrow, Seller shall deliver to Buyer possession of the Property, free of the rights of any other person or individual, other than the rights of NBI as described in the Lease
     7. Costs. Seller shall pay (a) one-half of Escrow Holder’s fee, (b) documentary transfer and stamp taxes, surtaxes and fees payable in connection with the recordation of the Deed, (c) the cost of the Title Policy, excluding the cost of the Extended coverage and any endorsements requested by Buyer, and (d) Escrow Holder’s customary charges to a seller for document drafting, recording and miscellaneous charges. Buyer shall pay (i) one-half of Escrow Holder’s fee, (ii) the cost of the additional premium charged for the Title Policy on account of the Extended Coverage and any endorsements requested by Buyer, and (iii) Escrow Holder’s customary charges to a buyer for document drafting, recording and miscellaneous charges.
     8. Prorations. General and special county and city real property taxes and assessments (“Taxes”) must be prorated between Buyer and Seller, as of the Close of Escrow, on the basis of the actual number of days during the month in which the Close of Escrow occurs and based on the most recent official tax bills or notice of valuation available to the general public for the fiscal year in which the Close of Escrow occurs, and to the extent the tax bills do not accurately reflect the actual Taxes assessed against the Property (or any portion of the Property), then Buyer and Seller shall adjust such actual Taxes between Buyer and Seller, outside of Escrow, as soon as reasonably possible following the Close of Escrow. Because the NBI Lease is a triple-net lease, no items other than Taxes will be prorated between Buyer and Seller.
     9. LIQUIDATED DAMAGES. IF BUYER BREACHES THIS AGREEMENT RESULTING IN THE FAILURE OF ESCROW TO CLOSE, THEN SELLER WILL BE DAMAGED AND WILL BE ENTITLED TO COMPENSATION FOR THOSE DAMAGES. SUCH DAMAGES WILL, HOWEVER, BE EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN FOR THE FOLLOWING REASONS: (1) DAMAGES TO WHICH SELLER

WOULD BE ENTITLED IN A COURT OF LAW WILL BE BASED IN PART ON THE DIFFERENCE BETWEEN THE ACTUAL VALUE OF THE PROPERTY AT THE TIME SET FOR THE CLOSE OF ESCROW AND THE PURCHASE PRICE AS SET FORTH IN THIS AGREEMENT; (2) PROOF OF THE AMOUNT OF SUCH DAMAGES WILL BE BASED ON OPINIONS OF VALUE OF THE PROPERTY, WHICH CAN VARY BY SIGNIFICANT AMOUNTS; AND (3) IT IS IMPOSSIBLE TO PREDICT AS OF THE DATE OF THE EXECUTION OF THIS AGREEMENT WHETHER THE VALUE OF THE PROPERTY WILL INCREASE OR DECREASE AS OF THE DATE SET FOR THE CLOSE OF ESCROW. BUYER AND SELLER DESIRE TO FIX THE AMOUNT OF DAMAGES FOR WHICH BUYER MIGHT BE LIABLE SHOULD BUYER BREACH THIS AGREEMENT. BUYER AND SELLER WISH TO AVOID THE COSTS AND LENGTHY DELAYS WHICH WOULD RESULT IF SELLER FILED A LAWSUIT TO COLLECT ITS DAMAGES FOR A BREACH OF THIS AGREEMENT. THEREFORE, IF ESCROW FAILS TO CLOSE DUE TO BUYER’S DEFAULT UNDER THIS AGREEMENT, BUYER’S DEPOSIT, TOGETHER WITH ANY INTEREST THEREON, SHALL BE DEEMED TO CONSTITUTE A REASONABLE ESTIMATE OF SELLER’S DAMAGES UNDER THE PROVISIONS OF SECTION 1671 OF THE CALIFORNIA CIVIL CODE AND SELLER’S EXCLUSIVE REMEDY IF ESCROW FAILS TO CLOSE AS A RESULT OF BUYER’S DEFAULT AND BUYER HAS NO OTHER LIABILITY TO SELLER UNDER THIS AGREEMENT FOR DAMAGES, SPECIFIC PERFORMANCE OR OTHERWISE (AND SELLER ACCORDINGLY WAIVES CALIFORNIA CIVIL CODE SECTIONS 1680 AND 3389); PROVIDED, HOWEVER, THAT THE PARTIES AGREE THAT, IN NO EVENT, SHALL THIS LIQUIDATED DAMAGES PROVISION LIMIT ANY REMEDIES SELLER HAS WITH RESPECT TO ANY BREACH OF BUYER’S OBLIGATIONS UNDER ANY OF THE INDEMNITY PROVISIONS OF THIS AGREEMENT OR TO SELLER’S RIGHT TO ATTORNEYS’ FEES AND COSTS IN ENFORCING THIS PROVISION. BECAUSE THE BENEFITS TO SELLER AND BUYER OF THIS LIQUIDATED DAMAGES PROVISION WOULD BE LOST IF, AFTER A BREACH BY BUYER, BUYER DISPUTES THE FACT OF SUCH BREACH, THE LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER’S EXCLUSIVE REMEDY IF, BUT ONLY IF, AFTER A BREACH OF BUYER’S OBLIGATIONS HEREUNDER, BUYER DOES NOT DISPUTE THE FACT OF SUCH BREACH OR SELLER’S RIGHT TO THE LIQUIDATED DAMAGES. IF BUYER DOES DISPUTE THE FACT OF SUCH BREACH, SELLER SHALL BE ENTITLED EXERCISE ALL OTHER AVAILABLE REMEDIES.
BY INITIALING THIS PROVISION IN THE SPACES BELOW, SELLER AND BUYER EACH SPECIFICALLY AFFIRM THEIR RESPECTIVE AGREEMENTS CONTAINED IN THIS SECTION 9.

/s/ DR	/s/ TC

Buyer’s Initials	Seller’s Initials
     10.  Buyer’s Representation and Warranties. The matters set forth in this Section 10 constitute representations and warranties by Buyer which shall be true and correct as of the mutual execution of this Agreement and, except as otherwise disclosed to Seller, as of the Close of Escrow.
          10.1 Authority. The execution and delivery of this Agreement have been duly authorized and approved by all requisite action and the consummation of the transactions contemplated have been duly authorized and approved by all requisite action of Buyer, and no other authorizations or approvals will be necessary in order to enable Buyer to enter into or to comply with the terms of this Agreement. The person(s) signing this Agreement and any documents and instruments in connection herewith on behalf of

Buyer have full power and authority to do so, and upon delivery to and execution by Seller this Agreement shall be a valid and binding obligation of Buyer.
          10.2 No Violation. To the best of Buyer’s actual knowledge without investigation or inquiry, the execution, delivery and performance by Buyer of this Agreement and such other instruments and documents to be executed and delivered in connection herewith does not, and will not, result in any violation of or conflict with any provisions of any agreement of Buyer or any mortgage, deed of trust, indenture, lease, security agreement, or other instrument, covenant, obligation, or agreement to which Buyer is subject.
          10.3 OFAC. Buyer and its owner(s) with more than a 25% ownership interest in Buyer (i) are currently and have been at all times in full compliance with all Patriot Act Related Laws, and (ii) are not and have never been a Person (A) that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, (B) owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, (C) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any anti-money laundering law, (D) who commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order, (E) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Department of the Treasury, Office of Foreign Assets Control at its official website, http://www.ustreas.gov/offices/enforcement/ofac/ or at any replacement website or other replacement official publication of such list, or (F) who is an Affiliate of a Person listed above. “Executive Order” means Executive Order No. 13224 — Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, as amended from time to time. “Patriot Act” means Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56). “Patriot Act Related Laws” means those laws, regulations, orders and sanctions, state and federal, criminal and civil, that (a) limit the use and/or seek the forfeiture of proceeds from illegal transactions, (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interests of the U.S., (c) require identification and documentation of the parties with whom a financial institution conducts business, or (d) are designed to disrupt the flow of funds to terrorist organizations. For purposes of clarification, Patriot Act Related Laws shall be deemed to include the Executive Order, the Patriot Act, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. Appx. 1 et seq.), the Cuban Democracy Act (22 U.S.C.§§ 6001-10), the Cuban Liberty and Democratic Solidarity (LIBERTAD) Act (22 U.S.C. 6021-91), the Iraq Sanctions Act of 1990 (Pub. L. 101-513), the Terrorism Sanctions Regulations (31 C.F.R. Part 595), the Antiterrorism and Effective Death Penalty Act of 1996 (8 U.S.C. § 1189, 18 U.S.C. § 2332b and 18 U.S.C. § 2332d), the Terrorism List Governments Sanctions Regulations (31 C.F.R. Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 C.F.R. Part 597), the United Nations Participation Act (22 U.S.C. § 287c), and the International Security and Development Cooperation Act (22 U.S.C. §§ 2349 aa-9); each as amended, and the sanctions regulations promulgated pursuant to the foregoing by the Office of Foreign Assets Control of the U.S. Department of Treasury, as well as laws relating to prevention and detection of money laundering in Sections 1956 and 1957 of Title 18 of the U.S. Code, as amended.
          10.4 AS IS SALE. Buyer represents and warrants that it is purchasing the Property in its “as-is” condition in reliance solely on Buyer’s inspection of the Property, the materials provided to buyer in accordance with this agreement, and the covenants, representations, warranties and deliveries contemplated by this agreement. Buyer represents and warrants that before expiration of the Investigation Period Buyer will have performed all of its due diligence investigations of and with respect to the Property as Buyer deems appropriate. Subject to Seller’s express representations, warranties and covenants under this agreement and the NBI Lease, on the Close of Escrow, Buyer accepts the Property and all matters relating to the Property in their “as is” condition or status as of the Closing Date, including without limitation such matters as: Physical, mechanical, electrical, plumbing, environmental, soils and geological conditions; topography, market conditions, land use prospects, area and configuration of the Property; existence of any hazardous or toxic substances or materials; any easement, license or encroachment, whether or not a matter of public record, and whether or not visible upon inspection of the Property; zoning and other land use regulations applicable to the Property; existence of sensitive or endangered habitat, plant life or animal or other organism life; existence of cultural resources; and any other matter relating to the Property including, but not limited to, value, title, income, feasibility, cost, marketing and investment return. Buyer acknowledges and agrees that Seller is not making, and Buyer disclaims and waives and releases seller from, any express or implied representations, whether oral or written of any nature whatsoever, except as expressly set forth in this Agreement. Buyer hereby acknowledges that Seller has not made and does not make any representation or warranty regarding the truth, accuracy or completeness of the third party Due Diligence Documents or the sources thereof.
          10.5 Waiver Regarding Natural Hazards Disclosure. Buyer hereby knowingly, voluntarily and intentionally waives the right to the disclosures set forth in any of the following: (i) California Government Code Section 8589.4; (ii) California Government Code Section 51183.4 (fire hazard severity zone); (iii) California Public Resource Code Section 2621.9 (earthquake fault zone); (iv) California Public Resource Code Section 2694 (seismic hazard zone); and (v) California Public Resource Code Section 4136 (wildland area). Buyer acknowledges and represents that it has extensive experience acquiring, and conducting due diligence, regarding commercial properties. This waiver by Buyer of any rights it may have has been negotiated and is an essential aspect of the bargain between the parties.
     11. Seller’s Representations and Warranties. Seller represents that, as of the opening of Escrow, except for the Due Diligence Documents, it has no current actual knowledge, of any other material documents in Seller’s possession or control that affect or relate to the Property other than the following confidential proprietary materials of Seller, which Seller shall not disclose to Buyer (the “Confidential Materials”): internal financial projections, internal memoranda, correspondence or other written communications between or among the entities comprising Seller or their respective affiliates (other than those relating to the condition of the Property); appraisals and/or economic valuations of the Property; letters of intent; drafts of purchase and sale agreements or the purchase and sale agreement pursuant to which Seller acquired title to the Property or any portion thereof (and Seller shall have the right to redact from any documents any reference to the purchase price that Seller paid for the Property); attorney-client privileged materials. Seller represents that the Due Diligence Documents include, as of the date of this Agreement to Seller’s knowledge, all of the following (but excluding the Confidential Materials): (a) to the extent they relate to any aspect of the Property and are within Seller’s (or its agent’s, employee’s, or contractor’s) possession or control, copies of all existing permits, approvals, certificates, notices, applications of or to (or agreements with) governmental or quasi-governmental entities, surveys (including the 2004 ALTA survey of the Property [the “Existing Survey"]), studies, reports (including the 2004 phase 1 environmental assessment report for the Property), maps, plans, specifications, drawings, and any agreements or instruments affecting or secured by any aspect of the Property (including the Existing Loan Documents and all related modifications or waivers); (b) all books and records for the Property, including records of all capital improvements, income, and operating expenses for calendar years 2004-2006 and year-to-date 2007; (c) current tax and assessment bills and statements and all utility invoices for calendar years 2004-2006, and year-to-date 2007; and (d) a list of all maintenance and service vendors and contracts and a copy of all such written contracts. Seller represents and warrants to its knowledge that Schedule 3 to the attached Exhibit C is a complete inventory of all material tangible personal property (but not fixtures) owned by Seller and used exclusively in connection with the ownership or operation of the Real Property. Seller represents that no representation, warranty or statement of Seller in this Agreement or made by Seller in any document furnished or to be furnished to Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement of facts contained in any document not materially misleading. If Seller becomes aware of a material adverse change in such information before the Close of Escrow, Seller shall immediately notify Buyer of such change. Seller specifically represents and warrants that the following are complete and accurate in all material respects as of the date of this Agreement:
(a)	To the best of Seller’s knowledge, the building and related improvements including the roof, HVAC and mechanical systems, plumbing system, sprinkler system, electrical system (including panels) and security system are free from material defects and are in good repair and operating condition and will be so as of the closing. To the best of Seller’s knowledge, there are no material structural defects in the foundation, building and roof. To the best of Seller’s knowledge, there are no material and adverse geological or soil conditions affecting the Property.

(b)	Seller has no actual knowledge of any aspect or condition of the Property that violates applicable laws, rules, regulations, codes, covenants or restrictions, or of improvements or alterations made to the Property without a permit where one was required, or of any unfulfilled order or directive of any applicable governmental agency, or of any casualty insurance company that any work of investigation, remediation, repair, maintenance or improvements are to be performed on the Property.

(c)	To the best of Seller’s knowledge, (i) there are no Hazardous Materials on the Property that are in violation of any environmental laws, (ii) no Hazardous Materials have been used, treated, stored or deposited on the Property that are in violation of any environmental laws, (iii) no Hazardous Materials have percolated from the Property onto adjacent property, and (iv) no summons, citations, directive, order, notice or other communication have been issued to Seller arising out of the presence of Hazardous Materials on the Property in violation of any environmental laws. The term “Hazardous materials” is used herein in its very broadest sense and includes, but is not limited to, petroleum based products, paints and solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonium compounds, asbestos, PCBs and other chemical products.

(d)	To the best of Seller’s knowledge, (i) no actions, suits or proceedings are pending or threatened before any governmental department, commission, board, bureau, agency or instrumentality that would affect the Property or the right to occupy or utilize it, and (ii) there is no litigation pending or threatened with any other party that would affect the Property, or the right to occupy or utilize it, i.e., motor homes and portable storage units.

(e)	The execution and delivery of this Agreement have been duly authorized and approved by all requisite action and the consummation of the transactions contemplated have been duly authorized and approved by all requisite action of Seller, and no other authorizations or approvals will be necessary in order to enable Seller to enter into or to comply with the terms of this Agreement. The person(s) signing this Agreement and any documents and instruments in connection herewith on behalf of Seller have full power and authority to do so, and upon delivery to and execution by Buyer this Agreement shall be a valid and binding obligation of Seller.
     When used in this Agreement, Seller’s “knowledge” or “to the best of Seller’s knowledge” and similar phrases mean the actual knowledge of Tim Coughlin, Fred Caltabiano, and Keith Harrison, without any independent duty to investigate (and Seller represents that these three men are the agents or employees of Seller with as much material knowledge about the Property as any other agent or employee of Seller.)

     Seller’s aggregate liability for breach of any such representations and warranties discovered by Buyer after the Close of Escrow (with Buyer’s being deemed to waive any breach discovered or known by Buyer prior to the Close of Escrow as provided in Article 12 below) shall be limited to $2,000,000, but in no event shall any liability arise in connection therewith unless and except to the extent that the direct damages to Buyer of all such claims, collectively, exceed $25,000. Any suit, action or proceeding brought by Buyer against Seller with respect to such claim must be commenced and served, if at all, on or before the date that is two years after the date of the Close of Escrow, and if not commenced and served on or before such date, thereafter shall be void and of no force or effect. In no event shall Seller be liable to Buyer for any exemplary or punitive damages and in every case Buyer’s recovery for any claims shall be net of any insurance proceeds and any indemnity, contribution or similar payment recovered or recoverable by Buyer from any insurance company or other third party.
     12. Default by Seller. If at any time before the Close of Escrow Buyer learns that Seller breached one of its representations or warranties under Article 11 of this Agreement, then before the Close of Escrow Buyer shall give written notice to Seller of the alleged claim and Buyer’s election to either: (a) waive the default and claim in its entirety and proceed with this Agreement and the Close of Escrow; or (b) terminate this Agreement, waive any right to acquire the Property, and pursue only damages against Seller in an amount limited to the sum of the unreturned Deposit and plus $1 million.
     13. Operation of Property. At all times during the term of Escrow, Seller shall operate, maintain, and repair the Property in a commercially reasonable manner and in conformity with Seller’s current and previous practices. Until the termination of this Agreement, Seller may not modify or extend or enter into any lease or agreement with respect to any portion of the Property without Buyer’s prior written consent (which may be withheld in Buyer’s absolute unfettered discretion).
     14. Casualty or Condemnation. If before the Close of Escrow any portion of the Property is condemned or suffers a casualty, the result of which is loss to the Property of more than $250,000, Buyer may terminate this Agreement by giving written notice of termination to Seller within 10 days after learning of the casualty or condemnation (unless, if the amount of the loss is less than $1 million, Seller credits Buyer at the Close of Escrow, or establishes an escrow at the Close of Escrow, to ensure restoration from such casualty or condemnation). If the Property suffers a casualty, the loss of which is $250,000 or less, or if Buyer fails to timely terminate this Agreement in accordance with the preceding sentence, this Agreement will continue in full force, except that the Purchase Price will be reduced by any insurance and condemnation proceeds received before the Close of Escrow by Seller on account of the casualty or condemnation and by the amount of any insurance deductible; and any similar proceeds payable after the Close of Escrow will be assigned to Buyer.
     15. Designee. Buyer may, at its election, on or before the Closing Date, assign to one or two partnerships, corporations, trusts or other entities designated by Buyer (“Designee”) in which Buyer or its owner holds an ownership or profits interest and for which Buyer (or Veralliance Properties, Inc. or an entity under common control with such corporation) is the property manager with respect to the Property (without Seller’s approval) or to another Designee of which Seller approves (which approval may not unreasonably be withheld), all of Buyer’s right, title, and interest in, to, and under this Agreement and the Escrow, provided that the assignment is in writing and the Designee(s) expressly assumes in writing all of Buyer’s obligations under this Agreement and the Escrow. If Buyer assigns this Agreement in accordance with the preceding sentence, then from and after such assignment, (a) Buyer (as used in this Agreement) means the Designee(s), and (b) the assignor is released from any liability under this Agreement and the Escrow. If Buyer designates one Designee as to Parcel #1 and another Designee as to Parcels #2 and #3, the parties shall cooperate (at

Buyer’s expense) to coordinate two concurrent closings at the Close of Escrow, including execution of two sets of closing documents. This Agreement binds and inures to the benefit of the successors and assigns of the parties to this Agreement.
     16. Like-Kind Exchange. Buyer shall cooperate with Seller in effecting a tax-deferred exchange of the Property under Section 1031 of the Internal Revenue Code so long as Buyer incurs no un-reimbursed additional costs or liabilities, and so long as the Close of Escrow is not delayed. Similarly, Seller shall cooperate with Buyer in effecting a tax-deferred exchange of the Property under Section 1031 of the Internal Revenue Code so long as Seller incurs no un-reimbursed additional costs or liabilities, and so long as the Close of Escrow is not delayed.
     17. Miscellaneous.
          17.1. Governing Law, Venue and Jurisdiction. This Agreement is governed by and construed in accordance with the laws of the State of California. All actions and proceedings arising in connection with this Agreement must be tried and litigated exclusively in the State and Federal courts located in the County of San Diego, State of California, which courts have personal jurisdiction and venue over each of the parties to this Agreement for the purpose of adjudicating all matters arising out of or related to this Agreement. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Agreement.
          17.2. Further Assurances. Each party to this Agreement shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Agreement.
          17.3. Attorney’s Fees. The prevailing party in any litigation, arbitration, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party all costs, expenses, and actual attorney’s fees (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney’s fees.
          17.4. Interpretation. The terms “includes” and “including” do not imply any limitation. No remedy or election under this Agreement is exclusive, but rather, to the extent permitted by applicable law, each such remedy and election is cumulative with all other remedies at law or in equity. The covenants, conditions, representations and warranties of this Agreement survive the Closing Date and the recordation and delivery of the Deed. Each provision of this Agreement is valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability. The rule of construction that ambiguities are to be resolved against the drafting party may not be employed in the interpretation of this Agreement or any amendment to this Agreement. This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of the modification is sought. Any waiver of a default or provision under this Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement. No delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act. The obligations and liability of Seller under this Agreement are the joint and several obligations of each of them.
          17.5. Notices. Each notice and other communication required or permitted to be given under this Agreement (“Notice”) must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) when sent by facsimile to the address and number for such party set forth below, provided that the contents of such facsimile are concurrently dispatched pursuant to method described in the following subclause (c) or (c) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery-service-provider. Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party written notice of a new address in the manner set forth above.
          17.6. Third Party Beneficiaries and Brokers. Nothing in this Agreement is intended to confer any rights or remedies on any person or entity other than the parties to this Agreement and their respective successors-in-interest and permitted assignees. Each party to this Agreement represents that no real estate or business broker, agent, finder, or other person is responsible for bringing about or negotiating this Agreement other than the Broker and that such party has not dealt with any real estate broker, agent, finder, or person (other than the Broker) relative to this Agreement in any manner. Each party to this Agreement shall defend, indemnify, and hold harmless the other party to this Agreement against all liabilities, damages, losses, costs, expenses, attorneys’ fees and claims arising from (a) any breach of such representation by such indemnifying party set forth in the preceding sentence, and (b) any claims that may be made against such indemnified party by any real estate broker, agent, finder, or other person alleging to have acted on behalf of or to have dealt with such indemnifying party.
          17.7 Confidentiality. Except as required by applicable law, Buyer shall maintain as confidential and not disclose any and all material that is not a public record obtained about Seller’s or Seller’s affiliate’s business. Notwithstanding anything to the contrary in this Agreement, Buyer shall have the right to disclose information to the extent relating solely to the Property or this Agreement. This Section 17.7 shall survive the termination of this Agreement.
          17.8 Release.
               (a) Except for a breach by Seller of any representation, warranty or covenant of Seller in this Agreement, Buyer and anyone claiming by, through or under Buyer hereby waives its right to recover from and fully and irrevocably releases Seller and its Affiliates from any and all claims that it may now have or hereafter acquire against any Seller or any of its Affiliates for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to any defects, errors, omissions or other conditions, latent or otherwise, any environmental matters affecting the Property, and any right of contribution or private right that Buyer may now or hereafter acquire against Seller under Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Toxic Substances Control Act, 15 U.S.C., Section 2601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; and in the regulations adopted and publications promulgated pursuant to such laws or any other federal, state or local environmental law, rule or regulation. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s release of Seller.
               (b) Buyer specifically waives the provision of California Civil Code Section 1542, and any similar law of the state in which the Property is located. Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
               (c) In this connection and to the extent permitted by law and except as limited in this Agreement, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown to Buyer and unanticipated and unsuspected by Buyer, and Buyer further agrees, represents and warrants that the waivers and releases in this Agreement have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller to the extent set forth in subclause (b) above from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included as a material portion of the consideration given to Seller by Buyer in exchange for Seller’s performance under this Agreement but excluding intentional misrepresentation.
               (d) This release does not apply to any claims that Seller may have against, or warranties, express or implied, that Seller has received or may receive from, those contractors, suppliers, materialmen and consultants retained by Seller in connection with the design, construction, grading and installation of improvements on the Property; and Seller hereby assigns and transfers to Buyer, on a non-exclusive basis, any rights of Seller to pursue any such claims or warranties, to the extent they apply to the Property. Seller hereby reserves from this assignment the right, without the obligation, to pursue any such claims or warranties which Seller may have and other work or services performed, but not to the derogation of Buyer’s rights pursuant to the assignment contained in this paragraph.
               (e) The provisions of this Section 17.8 shall survive the Close of Escrow or any earlier termination of this Agreement.
               (f) Seller and Buyer have each initialed this Section 17.8 below to further indicate their awareness and acceptance of each and every provision of this Section 17.8.

/s/ DR	/s/ TC

Buyer’s Initials	Seller’s Initials
               17.9 Bankruptcy. Buyer agrees that upon the occurrence of any of the following conditions or events (i) Buyer shall be deemed to be in default under this Agreement, (ii) this Agreement shall not become an asset in any of such proceedings, (iii) in addition to all other available remedies, it shall be lawful for Seller to declare this Agreement terminated, and (iv) Buyer shall have no further claim on the Property under this Agreement or otherwise and no right to the return of any payments or expenses incurred pursuant to this Agreement:
               (a) All or substantially all of Buyer’s assets are placed in the hands of a receiver or trustee.

               (b) Buyer makes an assignment for the benefit of creditors.
               (c) Buyer is adjudicated a bankrupt company.
               (d) Buyer institutes any proceeding under the United States Bankruptcy Code or under any amendment thereto which may hereafter be enacted, or under any other act relating to the subject of bankruptcy wherein Buyer seeks to be adjudicated a bankrupt, or to be discharged of its debts, or to effect a plan of liquidation, composition or reorganization.
               (e) Any involuntary proceeding be filed against Buyer under any such bankruptcy laws and Buyer consents thereto or acquiesces therein by pleading or default.
               (f) Substantially all of Buyer’s assets are attached or seized by judicial order.

SELLER:	Neurocrine Biosciences, Inc., a Delaware corporation

	By:	/s/ Timothy P. Coughlin

Timothy P. Coughlin , its VP CFO

By:

, its

Address for Notices:
12790 El Camino Real, San Diego, CA 92130; Attention Tim Coughlin; Fax No. (858) 617-7605; with a copy to: Cooley Godward Kronish LLP, 4401 Eastgate Mall, San Diego, CA 92121; Attention Samantha M. LaPine, Fax No. (858) 550-6420

Science Park Center, LLC, a Delaware limited liability company
By: Neurocrine Biosciences, Inc., a Delaware corporation, its Manager

	By:	/s/ Timothy P. Coughlin

Timothy P. Coughlin , its VP CFO

Address for Notices:
c/o Neurocrine Biosciences, Inc., 12790 El Camino Real, San Diego, CA 92130; Attention Tim Coughlin; Fax No. (858) 617-7605; with a copy to: Cooley Godward Kronish LLP, 4401 Eastgate Mall, San Diego, CA 92121; Attention Samantha M. LaPine, Fax No. (858) 550-6420

BUYER:	Veralliance Properties, Inc., a California corporation

	By:	/s/ Daniel Ryan
Daniel Ryan, President

Address for Notices: 8910 University Center Lane, Suite 630, San Diego, CA 92122; Attention Dan Ryan, Fax: (858) 643-0062

Exhibit “A”

LANDLORD:	Buyer, or its assignee.

TENANT:	Neurocrine Biosciences, Inc.

PREMISES:	The entirety of the buildings located on Parcel #1 (“Building 1” and “Building 2”). In the event that an office building is constructed on Parcels #2 and #3 (“Building 3”) and a third party tenant occupies Building 3, Neurocrine and that tenant would share the use of, and split the rent/subsidy on, the approximately 8,522 sq. ft. cafeteria within the leased premises on a pro rata basis and Landlord will take over management and maintenance of such cafeteria. The total leased square footage in this scenario is approximately 207,415. All square footage shall be confirmed per the most recent BOMA calculations.

LEASE TERM:	The lease term shall commence upon Close of Escrow continuing for ten (10) years.

RENTAL RATE:	The base rental rate for the premises shall be three dollars and five cents ($3.05) per square foot, per month, NNN.

ESCALATIONS:	The base rental rate shall be increased annually by a fixed three percent (3%).

TI ALLOWANCE:	The space shall be accepted in its “as is” condition with no improvements being required.

SIGNAGE:	All of the existing signage shall remain in place and no additional signage shall be installed. All maintenance and eventual removal of said signage shall be borne exclusively by Tenant.

PARKING:	Tenant shall be allotted all of the existing subterranean parking under the lab/R&D building and the office buildings. Additionally, Tenant shall have the right to its pro-rata share of those spaces in the surface lot up to a cumulative total of three (3) spaces per 1,000 usable square feet of space leased.

All such parking shall be at no charge to Tenant during the original lease term and all extensions.

NNN EXPENSES:	Tenant shall pay 100% of the triple-net expenses including a three and one-half percent (3.5%) management fee, in accordance with provisions negotiated in the lease. Tenant’s payment of the management fee shall be based only on the rent and not on NNN expenses. The parties will agree as to which NNN expenses Tenant will pay directly to the providers of such services. Tenant will have the right to audit NNN expenses, to be more particularly described in the lease.

MAINTENANCE/ REPAIR:	Landlord will repair and maintain the common areas, all of the building structure, roof, walls, and the main building systems. Tenant is to repair and maintain the interior of the Premises. Upon the exercise of any purchase right, the unamortized amount of any capital improvements made by Landlord will be factored into the amount.

DEPOSIT:	Tenant shall pay a security deposit equal to nine (9) months of base rent. If permitted by the lender, the security deposit will be held in an interest bearing account. Tenant shall have the option to deposit a commercially reasonable letter of credit in lieu of a cash security deposit.

ASSIGNMENT/ SUBLETTING:	Tenant may assign this lease or sublet all or a portion of the premises with Landlord’s prior written consent, which consent shall be conditioned upon the review and approval of the assignee or sublessee’s financial statements and activity and will not be unreasonably withheld. Landlord and Tenant shall share equally any profit derived from any assignment or subleasing. Notwithstanding the preceding, an assignment of sublease of all or a portion of the Premises to an “Affiliate of Tenant” (an entity which is controlled by, controls, or is under common control, with, Tenant, or that becomes a parent, successor or affiliate of Tenant or is a successor to Tenant by reason of merger, consolidation, public offering, reorganization, dissolution, or sale of stock, membership or partnership interest or assets) will not require Landlord consent.

BUILDING 3:	If constructed, Landlord shall build Building 3 to complement the architectural themes currently incorporated in Buildings 1 &2. Tenant shall have reasonable approval rights during the conceptual phase to ensure compliances.

Tenant may require the following characteristics:

a) Clear heights
b) Floor loading
c) Mechanical connection planning or
d) Freight elevator may be incorporated in Building 3 to provide infrastructure for future lab development.
All direct, indirect or consequential costs of these changes will be paid by Tenant. No changes will be allowed after conceptual approval.

The Café building shall be accessible by tenants of Building 3 during normal hours of operation.

The amphitheatre may be utilized by tenants of Building 3 for normal and customary uses during the hours that the Café building is open for business. Use at any other time or for any other purpose will be subject to Tenant’s reasonable approval.

EXPANSION:	Tenant shall have a First Right of Refusal on all space in the future building to be constructed on the vacant land (the “Expansion Space”). In the event Landlord comes to agreed upon terms with a third party for all or a portion of the Expansion Space, Landlord shall give written notice to Tenant of the economic terms and conditions on which Landlord would be willing to lease the Expansion Space to such third party. Tenant shall have five (5) business days, after receipt of Landlord’s notice, to agree in writing to lease the Expansion Space on such terms. Tenant’s First Right of Refusal shall endure for twenty-four (24) months immediately following the building’s completion.

RENEWAL OPTION:	Tenant will be granted two (2) ten (10) year options to renew at the then prevailing rate for comparable office space in Del Mar as to Building 1, and comparable lab & office space in Torrey Pines, UTC and Sorrento Mesa to Building 2. Tenant will provide Landlord twelve (12) months written notice of their intent to renew.

OPTION TO PURCHASE:	Tenant shall have a one time right to acquire Buildings 1 & 2 on the applicable “Acquisition Date” (as defined below) and a one time right to acquire Building 3 on the applicable “Acquisition Date”, each under the following terms:

(i)	The “Acquisition Date” for Buildings 1 & 2 shall be at the end of the sixty-sixth (66 th) month of the lease term;

(ii)	The “Acquisition Date” for Building 3 shall be the later of the sixty-sixth (66 th) month of the lease term if undeveloped or completion of the development of Building 3 (as determined by the issuance of a certificate of occupancy) plus four (4) years;

(iii)	The purchase price for Buildings 1 & 2 shall be the “appraised market value” determined in accordance with a baseball methodology up to a maximum six and three-quarters percent (6.75%) capitalization rate on the net operating income as derived from months 60-72.

(iv)	The purchase price for Building 3 shall be determined as follows:

(a) If Building 3 is developed, then the Purchase Price shall be the greater of:
(A) the “appraised market value” determined in accordance with a baseball methodology up to a maximum six and three-quarters percent (6.75%) capitalization rate on the net operating income as derived from months 60-72 or the fifth (5th) year following completion (as applicable); or (B) all project costs including fees plus a fifteen percent (15%) overhead, escalated by five percent (5%) per annum.

(b) If Building 3 is not developed, then the Purchase Price for the Land (as defined in the LOI) shall be the greater of: (A) its “appraised market value” as determined by a baseball method with a third party MAI appraiser; or (B) the current deemed value of the Land ($11 million) plus the CPI for San Diego from the close of escrow until the Acquisition Date.

(v)	Tenant must provide twelve (12) months advance notice (the “Exercise Date”) of each applicable Acquisition Date;

(vi)	Escrow shall be opened within thirty (30) days of the Exercise Date by depositing a $2,000,000 refundable deposit with Chicago Title Company.

(vii)	The right to purchase is personal to Tenant and non-transferable (except to the extent of a permitted assignment to an affiliate as set forth above). The right to purchase will extinguish upon a material default by Tenant under the lease (following notice and cure period in accordance with the Lease).

Upon the exercise of any of Tenant’s purchase rights, any items which were transferred to Landlord as part of the initial purchase of the property will be conveyed back to Tenant upon the close of escrow (e.g., items listed as Exhibit “C” to the purchase and sale agreement)

COMMISSIONS:	None.

INSURANCE:	Each party will carry customary types and levels of insurance, to be more particularly described in the lease document

PERMITTED USE:	Tenant may use the Premises for customary office use including, but not limited to, general office, laboratory and research and development (and including any other uses that Tenant is currently engaged in on the Premises).